PROSPECTUS SUPPLEMENT NO. 3 (To Prospectus Dated September 23, 2005)	Filed pursuant to rule 424(b)(3) Registration No. 333-126141

UNISOURCE ENERGY CORPORATION

Relating to Resales by Selling Securityholders of

$150,000,000

4.50% Convertible Senior Notes due 2035 and
Shares of Common Stock (without par value) Issuable upon Conversion of the Notes

This prospectus supplement, which supplements UniSource Energy Corporation’s (the “Company”) prospectus dated September 23, 2005, relates to resales by selling securityholders of $150,000,000 in aggregate principal amount of the Company’s 4.50% Convertible Senior Notes due 2035 and the shares of the Company’s common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the related prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read and rely only on the information contained in this prospectus supplement and the related prospectus, together with those documents incorporated by reference, as described on page (iii) of the prospectus under INCORPORATION BY REFERENCE. Neither the Company nor any selling securityholder has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The selling securityholders are offering to sell, and are seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. Neither this prospectus supplement nor the related prospectus constitutes an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should not assume that the information contained in this prospectus supplement or the related prospectus is accurate as of any date other than the date on the front cover of the respective document.

Investing in the notes or the shares of the Company common stock issuable on conversion of the notes involves risks. See RISK FACTORS beginning on page 6 of the related prospectus.

The date of this prospectus supplement is June 21, 2006.

The information set forth in the following table modifies and supplements the information set forth in the table appearing under the heading SELLING SECURITYHOLDERS in the related prospectus. The information is based on information provided to the Company by or on behalf of the selling securityholders on or prior to May 31, 2006 and has not been independently verified by the Company. Since the date on which each selling securityholder identified below provided this information, any of these selling securityholders may have sold, transferred or otherwise disposed of all or a portion of its securities in transactions exempt from the registration requirements of the Securities Act or pursuant to the prospectus to which this prospectus supplement relates. The selling securityholders may from time to time offer and sell pursuant to the prospectus or supplements thereto any or all of the securities. Because the selling securityholders are not obligated to sell securities, the Company cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales. Information about other selling securityholders, if any, will be provided in one or more prospectus supplements or post-effective amendments to the registration statement of which the prospectus is a part.

Selling Securityholder	Principal Amount of Notes Beneficially Owned That May be Sold (1)	Percentage of Notes Outstanding	Number of Shares of Common Stock That May be Sold (2)	Percentage of Shares of Common Stock Outstanding (3)(4)
Credit Suisse Securities LLC (5)	$ 525,000	0.35%	14,000	*
D.E. Shaw Valence Portfolios, L.L.C. (6)	5,000,000	3.33	133,333	*
Ellington Overseas Partners, LTD (7)	4,815,000	3.21	128,400	*
Highbridge International LLC (8)	10,000,000	6.67	266,667	*
______________________
*	Less than 1%
(1)
Beneficial ownership is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

(2)
Assumes conversion of all of the holder’s notes at an initial conversion rate of 26.6667 shares of the Company’s common stock per $1,000 principal amount of the notes. However, this conversion rate will be subject to adjustment as described in the prospectus under “Description of the Notes—Conversion of Notes—Conversion Rate Adjustments”. As a result, the number of shares of the Company’s common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)
Calculated on the basis of 35,126,992 shares of the Company’s common stock outstanding as of May 31, 2006. In calculating this percentage, based on Rule 13d-3(d)(1)(i) of the Exchange Act, the Company treated as outstanding that number of shares of the Company’s common stock issuable upon conversion of all of the particular holder’s notes. However, the Company did not assume the conversion of any other holder’s notes.

(4)
Assumes that all holders of notes, or any future transferees, pledgees, donees, or successors of or from such holders of notes, do not beneficially own any shares of the Company’s common stock other than the shares issuable upon conversion of the notes at the initial conversion rate.

(5)
Credit Suisse Securities LLC (“Credit Suisse”) has identified itself as a as a registered broker-dealer and may therefore be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended, with respect to the securities listed above for such selling securityholder. Credit Suisse has represented to us that it: (i) purchased the securities listed above in the ordinary course of business and (ii) at the time of the purchase of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Credit Suisse represented that no one has voting or investment power with respect to the securities listed above.

(6)
D.E. Shaw Valence Portfolios, L.L.C. is an affiliate of the following registered broker-dealers: D.E. Shaw Valence, L.L.C. and D.E. Shaw Securities, L.L.C., and represented to the Company that it: (i) purchased the securities listed above in the ordinary course of business and (ii) at the time of the purchase of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

2

D.E. Shaw & Co., L.P., a registered investment advisor under the Investment Advisors Act of 1940, is the investment advisor of D.E. Shaw Valence Portfolios, L.L.C. and has voting and investment control over the securities listed for D.E. Shaw Valence Portfolios, L.L.C. above. Julius Gaudio, Eric Wepsic, Maximillian Stone, and Anne Dinning, or their designees, exercise voting and investment control over the securities listed on D.E. Shaw Valence Portfolios, L.L.C.’s behalf. Each of D.E. Shaw & Co., L.P., Julius Gaudio, Eric Wepsic, Maximillian Stone, and Anne Dinning, or their designees, disclaims beneficial ownership of the securities held by D.E. Shaw Valence Portfolios, L.L.C.

(7)
In Prospectus Supplement No. 2, which was filed with the Securities and Exchange Commission on February 6, 2006, the two columns labeled “Percentage of Notes Outstanding” and “Number of Shares of Common Stock That May be Sold” for Ellington Overseas Partners, LTD (“Ellington”) were incorrectly stated. The listing for Ellington in this Prospectus Supplement No. 3 contains revised figures which accurately reflect the information the Company received from Ellington prior to the filing of Prospectus Supplement No. 2.

Ellington Management Group, LLC, a registered investment adviser under the Investment Advisors Act of 1940, is the investment adviser of Ellington. Michael Vranos, as principal of Ellington Management Group, LLC, has voting and investment control with respect to the securities listed for Ellington. Mr. Vranos disclaims beneficial ownership of such securities except to the extent of any indirect ownership interest he may have in such securities through his economic participation in Ellington.

(8)
Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of Highbridge International LLC (“HIC”) and consequently has voting control and investment discretion over securities held by HIC. Glenn Dublin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dublin and Henry Swieca disclaims beneficial ownership of the securities held by HIC.

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